Exhibit 99.1

News release	January 9, 2024

HYZON ACHIEVES 2023 VEHICLE DEPLOYMENT AND FUEL CELL DEVELOPMENT MILESTONES

Deployed 19 Hydrogen Fuel Cell Trucks Across Three Continents in 2023, Meeting Guidance of 15-20 Trucks
Produced 25 200kW Fuel Cell B-Samples, Advancing Development to C-Sample Stage
Leading Heavy-Duty Single Stack 200kW Fuel Cell Technology On Track to Begin Production in 2H 2024

ROCHESTER, N.Y., – January 9, 2024 – Hyzon Motors Inc. (NASDAQ: HYZN) (Hyzon or the company), a high-power hydrogen fuel cell technology manufacturer and global supplier of zero-emission heavy-duty fuel cell electric vehicles (FCEVs), today announced business updates reflecting achievement of critical 2023 commercial and operational milestones.

“2023 was marked by significant progress across Hyzon,” said Hyzon CEO Parker Meeks. “We deployed 19 FCEVs over three continents, including our first U.S. deliveries, and advanced our industry-leading, single-stack 200kW fuel cell technology from B- to C-sample development. Paired with continued advancement of U.S. and international government investment in the hydrogen ecosystem, we expect significant achievements in 2024, including Start of Production (SOP) for our 200kW fuel cell system, delivering the first 200kW FCEVs into trial, and advancing our fuel cell vehicle product offering.”

As of December 31, 2023, Hyzon had deployed 19 vehicles under commercial agreements to customers in 2023, meeting its annual guidance of 15-20 vehicles. Of those vehicles, five were deployed in the U.S. to both drayage and large fleet customers, three in Europe, and 11 in Australia. The North American deployments to fleet and drayage customers include the industry’s first publicly-announced sale and delivery of a heavy-duty fuel cell electric truck in the U.S. Delivery to the drayage customer, operating out of the Port of Los Angeles and Long Beach, marks the company’s entry into the U.S. drayage market, which Hyzon expects to be a significant long-term growth driver.

Hyzon advanced the commercialization of its industry-leading, single stack 200kW fuel cell system (FCS) by completing the manufacturing and factory acceptance testing, full design verification and significant durability testing of 25 200kW FCS B-samples, meeting its operational milestones for the second half of 2023. The standard industry approach to reach approximately 200kW of fuel cell power typically combines two 100kW fuel cell systems; Hyzon's single stack 200kW fuel cell system is 30% lower in weight and volume, and is estimated to be 25% lower in total fuel cell system cost compared to two of its 110kW fuel cell systems combined.

Hyzon now begins its 200kW FCS C-sample development phase, progressing along the standard automotive product development methodology. In Hyzon’s C-sample phase, FCSs are built with production tooling to meet all technical requirements. This precedes pre-production and SOP, which is on track for the second half of 2024.

Hyzon develops and builds key components for its 200kW FCSs in-house at its world-class fuel cell production facility in the U.S. (Bolingbrook, Ill.), including proprietary electrode formulations and Hyzon’s roll-to-roll MEA manufacturing line. With less than $5 million in remaining capital investments expected to reach SOP, the facility is projected to have initial annual capacity for over 700 200kW FCSs operating on three shifts.

Accelerating the
Energy Transition	hyzonmotors.com

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About Hyzon
Hyzon Motors is a global supplier of high-power fuel cell technology focused on integrating the technology into zero-emission heavy-duty hydrogen fuel cell electric vehicles. Hyzon’s hydrogen infrastructure approach synchronizes supply with demand, accelerating the deployment of zero emission trucks. Utilizing its proven and proprietary hydrogen fuel cell technology, Hyzon aims to supply zero-emission heavy duty trucks to customers in North America, Europe, Australia, and New Zealand to mitigate emissions from diesel transportation - one of the single largest sources of global carbon emissions. Hyzon is contributing to the adoption of fuel cell electric vehicles through its demonstrated technology advantage, fuel cell performance, and history of rapid innovation. Visit www.hyzonmotors.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. This press release contains forward-looking statements relating, but not limited, to statements concerning our ability to raise capital, our ability to meet production and other milestones in 2024, and the anticipated capacity of our facilities. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Hyzon disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Hyzon cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Hyzon, including risks and uncertainties described in the “Risk Factors” section of Hyzon’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 31, 2023, its Form 10-Q for the quarter ended September 30, 2023 filed on November 14, 2023, and other documents filed by Hyzon from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements, such as risks related to: our ability to establish facilities to produce our fuel cells, assemble our vehicles or secure hydrogen supply; our ability to convert non-binding memoranda of understanding or vehicle trial agreements into binding orders or sales (including because of the current or prospective financial resources of the counterparties to Hyzon's non-binding memoranda of understanding and letters of intent); our ability to continue as a going concern and to raise requiring funding, our ability to identify additional potential customers and convert them to paying customers; and the impacts of legal proceedings, regulatory disputes, and governmental inquiries. Hyzon gives no assurance that Hyzon will achieve its expectations.

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Hyzon@Kivvit.com

For investors:
ir@hyzonmotors.com

Accelerating the
Energy Transition	hyzonmotors.com